THE BERWYN FUNDS
1189 LANCASTER AVENUE
BERWYN, PA 19312

THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF TRUSTEES

Robert E. Killen and Kevin M. Ryan, or either of them, with power of substitution, are hereby authorized as proxies to represent, and to vote the shares of common stock (the "Shares") of Berwyn Cornerstone Fund Series of the undersigned shareholder(s) at the Special Meeting of Shareholders of the Fund, to be held at 10:00 a.m., Friday, March 26, 2004 at 1199 Lancaster Avenue, Berwyn, Pennsylvania, and at any adjournment thereof. The proxies will vote the Shares of the undersigned as instructed below. If no specification is made, this proxy shall be voted in favor of each proposal.

Please sign and date this proxy and return it promptly in the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

Berwyn Cornerstone Fund Series

The Board of Trustees recommends voting for the approval of Proposal 1.

Vote on Proposal	For	Against	Abstain
1. Amend the Investment Policies of Berwyn Cornerstone Fund Series to give the Adviser discretion to determine the percentage of equity or fixed income securities in which to invest.

Please sign and date this proxy and return it promptly in the enclosed envelope.

Please check here if you are planning to attend the Annual Meeting of Shareholders. __________

Please check here if you have comments and use back of form.                                __________

_____________________________________        Date ____________________
Signature of Shareholder

_____________________________________        Date ____________________
Signature of Joint Owner (if any)

THE BERWYN FUND, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

MARCH 26, 2004

NOTICE IS HEREBY GIVEN that a Special Meeting of shareholders of Berwyn Cornerstone Fund Series of The Berwyn Funds (the "Fund"), a Delaware business trust, will be held at the executive offices of The Killen Group, Inc., 1199 Lancaster Avenue, Berwyn, Pennsylvania, on Friday, March 26, 2004 at 10:00 a.m., for the following purpose:

  To consider and approve an Amendment of the Fund's Investment Policies to give the Adviser discretion to determine the percentage of equity or fixed income securities in which to invest.

At such meeting, only holders of share of the Series of record at the close of business on January 30, 2004 will be entitled to vote at the meeting. In order to approve the proposal, an affirmative vote of either: (I) 50% of the outstanding shares of the Series; or (ii) 67% of the shares voted so long as 50% of the outstanding shares of the Series have voted.

You are encouraged to attend this meeting in person, but if you cannot do so, please complete, date, sign and return the accompanying proxy at your earliest convenience. YOUR PARTICIPATION, IN PERSON OR BY PROXY, IS IMPORTANT. BUSINESS MAY BE TRANSACTED ONLY IF A MAJORITY OF THE SHARES ENTITLED TO VOTE ARE PRESENT IN PERSON OR BY PROXY.

By Order of the Board of Trustees

____________________________________
Kevin M. Ryan
Secretary

February 17, 2004

PROXY STATEMENT

SOLICITATION, REVOCATION AND VOTING OF PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Trustees of The Berwyn Funds for use at a Special Meeting of Shareholders or any adjournment thereof, to be held on March 26, 2004 at 10:00 a.m., at the executive offices of The Killen Group, Inc. (the "Adviser" or "Killen Group"), 1199 Lancaster Avenue, Berwyn, Pennsylvania. The Fund's address is 1189 Lancaster Avenue, Berwyn, Pennsylvania 19312. This proxy statement and the enclosed proxy are first being sent to shareholders of the Fund (the "Shareholders") on or about March 2, 2004. The close of business on January 30, 2004 has been fixed as the record date for the determination of shareholders entitled to vote at the Special Meeting. On that date there were 108,650 shares of common stock outstanding. (The Fund issues only common stock.) Shareholders will be entitled to one vote on each matter for each share held.

Thirty-three and one-third percent (33 1/3%) represented in person or by proxy will constitute a quorum and the presence of a quorum is necessary for the transaction of business. Abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the meeting, but will be treated as votes not cast and, therefore, will not be counted in determining whether matters to be voted upon at the meeting have been approved. In order to approve the proposal, an affirmative vote of either: 50% of the outstanding shares of the Series; or (ii) 67% of the shares voted so long as 50% of the outstanding shares of the Series have voted.

All shares represented by properly executed proxies, unless such proxies have been previously revoked, will be voted at the Special Meeting in accordance with the directions on the proxies. A shareholder who executes and returns a proxy may revoke it at any time prior to its exercise by delivering to the Secretary of the Fund written notice of its revocation, sending the Fund a proxy with a later date, or voting in person at the meeting. The cost of soliciting proxies, which is estimated at $200 is being paid by the Fund. In addition to solicitation by mail, Officers and Employees of the Fund may ask Shareholders to return proxies in personal conversations or by telephone or telecopy.

Since the Fund is bearing all proxy solicitation costs, it is requested that Shareholders, who will not attend the meeting, execute and return a proxy so as to avoid any additional solicitation expense.

OWNERSHIP OF SHARES

Shareholders known by the Board of Trustees to own more than 5% of the outstanding shares of the Fund on January 30, 2004 and the percentage of the outstanding shares owned on that date are listed below.

Name of Shareholder and Address	Amount of Shares Owned	Percentage of Outstanding Shares
Robert E. Killen (1) 1199 Lancaster Ave. Berwyn, PA 19312	25,356	23%
Custom Environmental Tech, Inc. Profit Sharing Plan 8 Iron Bridge Drive Collegeville, PA	14,970	14%
Moses Hochman 1713 Gunning Drive Wilmington, DE	9,858	9%
Berwyn Financial Services 1189 Lancaster Ave. Berwyn, PA	7,984	7%

(1) The shares listed for Mr. Killen include shares owned by The Killen Group, Inc.

To the Fund's knowledge, no other person beneficially owned more than 5% of the outstanding shares of the Fund on January 30, 2004.

PROPOSAL 1. AMENDMENT OF INVESTMENT POLICIES

The Board of Trustees is proposing to change the investment policies of Berwyn Cornerstone Fund Series of The Berwyn Funds (the "Fund") with respect to the percentage limitations which apply to the Fund's investment in common stock and fixed income securities. Currently, the investment policies of the Fund, outlined in its prospectus, are for the Fund to invest at least 80% of its net assets in common stocks under normal market conditions and up to 20% in fixed income securities. At the request of The Killen Group, Inc., Investment Adviser to the Fund, the Board has approved a change in the investment policies outlined in the prospectus. Under the new investment policies there would be no set minimum or maximum percentage for investment in common stock or fixed income securities. The Fund would still invest in equity and fixed income securities. But the Adviser would determine the percentage of net assets to allocate based upon its assessment of the markets and economic conditions. The Adviser would continue to invest in the equity securities that it considers undervalued and would still invest in the securities of issuers with a market capitalization between $1 billion and $15 billion.

The Board approved this change and has recommended that shareholders approve it at the Special Meeting. The current investment policies may, in the opinion of the Adviser, have a negative impact on the Fund's performance during certain market cycles by limiting the securities in which the Adviser may invest on behalf of the Fund.

The Fund has filed an amendment to its prospectus with the Securities and Exchange Commission (the SEC). The amendment is currently under review by the SEC. If the proposal amending its investment policies is approved by Shareholders, the Fund plans to institute the new policies in May 2004. If the proposal is not approved by shareholders, the Fund will revise its filing with the SEC.

If the proposal is approved, the Adviser anticipates that at least 80% of the value of the Fund's net asset would be invested in equity securities under normal market conditions. In situations where the Adviser believes that common stocks are overvalued or that an investment in common stocks would not produce the best value for shareholders, the Adviser would have the option of investing in fixed income securities. In determining the asset allocation for the Fund, the Adviser would consider the outlook for the economy, interest rates and the stock market as well as inflation related data, the political environment, monetary policy and global economic conditions. Whenever the Adviser invests a greater portion of the Fund's net assets in fixed income securities, the effect would most likely be to raise the Fund's investment income. The Adviser however does not believe that an allocation increasing the amount of fixed income securities in the Fund's portfolio would increase the Fund's expenses or its expense ratio.

The Fund will invest in fixed income securities when it believes there is the potential for long term capital appreciation. The fixed income securities chosen may, or may not, be less volatile than equity securities that the Fund may buy.

The primary risks of investing the Fund's assets in fixed income securities are interest rate risk, leading to a decline in market value, and default risk, leading to a potential loss of interest and principle. All fixed income securities are subject to interest rate risk, the risk that bond prices will decline as market interest rates rise, as well as the corollary risk that, should interest rates fall, the bond may be called prematurely, leading to a lower reinvestment rate on the proceeds. Default risk is the risk that the debt issuer cannot generate sufficient cash flow to honor its interest payment obligations or to repay the principle at maturity.

The Fund will use traditional value criteria in selecting its fixed income investments, both as to the market sector and the specific issuer.

The Fund mailed its 2003 Annual Report to Shareholder in the end of February 2004. You may receive a copy of the Annual Report free of charge by calling 1-800-992-6757.

By Order of the Board of Trustees

_____________________________
Kevin M. Ryan
Secretary